Exhibit 99.1

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

Introduction

On November 29, 2020, S&P Global and IHS Markit entered into the merger agreement, pursuant to which, among other things, a subsidiary of S&P Global will merge with and into IHS Markit, with IHS Markit surviving the merger as a wholly owned subsidiary of S&P Global. Under the terms of the merger agreement, each share of IHS Markit issued and outstanding (other than excluded shares and dissenting shares) will be converted into the right to receive 0.2838 fully paid and nonassessable shares of S&P Global common stock (and, if applicable, cash in lieu of fractional shares, without interest), less any applicable withholding taxes. As of August 31, 2021, IHS Markit had approximately 398.8 million shares outstanding.

As a condition of securing regulatory approval for the merger, S&P Global and IHS Markit have committed to divesting of certain of their businesses. S&P Global’s divestitures include CUSIP Global Services, its Leveraged Commentary and Data (“LCD”) business and a related family of leveraged loan indices while the IHS Markit’s divestitures include Oil Price Information Services; Coal, Metals and Mining; and PetroChem Wire businesses (“OPIS”) and its base chemicals business. All of these divestitures are subject to review and approval from regulators and antitrust bodies.

Subject to certain closing conditions, the merger is expected to be completed in the first quarter of 2022.

Pro Forma Information

The following unaudited pro forma combined condensed financial information has been prepared to illustrate the estimated effects of the merger and related divestitures. The unaudited pro forma combined condensed balance sheet as of September 30, 2021 is based on the individual historical consolidated balance sheets of S&P Global as of September 30, 2021 and IHS Markit as of August 31, 2021, and has been prepared to reflect the merger, and related divestitures, as if they had occurred on September 30, 2021.

The unaudited pro forma combined condensed statements of income for the nine months ended September 30, 2021 and for the year ended December 31, 2020 combine the historical consolidated results of operations of S&P Global for the nine months ended September 30, 2021 and for the year ended December 31, 2020 and of IHS Markit for the nine months ended August 31, 2021 and for the year ended November 30, 2020, and have been prepared to reflect the merger, and related divestitures, as if they had occurred on January 1, 2020, the first day of S&P Global’s 2020 fiscal year. The unaudited pro forma combined condensed financial information has been prepared in conformity with U.S. GAAP.

S&P Global will utilize acquisition accounting and update its preliminary estimated valuation and other studies promptly upon completion of the merger and will finalize this acquisition accounting as soon as practicable within the required measurement period. The estimated acquired assets and assumed liabilities of IHS Markit have been measured based on various preliminary estimates using assumptions that S&P Global believes are reasonable and based on information that is currently available. Until the merger is completed, S&P Global and IHS Markit are limited in their ability to share certain information and, therefore, S&P Global estimated the fair value of IHS Markit’s assets and liabilities based on reviews of IHS Markit’s filings with the SEC, preliminary valuation studies, allowed discussions with IHS Markit management and other due diligence procedures. These preliminary estimates and assumptions presented herein are subject to change during the measurement period as S&P Global finalizes its valuations of the tangible assets and liabilities, identifiable intangible assets, assumed equity compensation plans and related income tax impacts in connection with the merger. Differences between these preliminary estimates and the acquisition accounting will occur, and those differences could have a material impact on the accompanying unaudited pro forma combined condensed financial statements and the combined company’s future results of operations and financial position.

Preliminary estimates of revenue, expenses, assets, liabilities, disposal proceeds and the related tax impacts of the divestures are reflected, where practicable, in the unaudited pro forma combined condensed financial information. These preliminary estimates and related assumptions are subject to change as S&P Global and IHS Markit complete their respective sale transactions, in connection with the merger. Differences between these preliminary estimates and the actual disposition accounting will occur, and those differences could have a material impact on the accompanying unaudited pro forma combined condensed financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma combined condensed financial information has been presented for informational purposes only. The unaudited pro forma combined condensed financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the merger, and divestitures, occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

S&P Global is developing a plan to integrate the operations of IHS Markit after the merger. In connection with that plan, management anticipates that certain non-recurring charges will be incurred in connection with this integration, which will primarily consist of restructuring charges and transaction costs related to the merger, including, among others, financial advisors, legal services, integration advisors, and professional accounting services. Any such charge could affect the future results of the combined company in the period in which such charges are incurred. Accordingly, the unaudited pro forma combined condensed balance sheet as of September 30, 2021 reflects the effects of the transaction costs related to the merger, which are not included in the historical balance sheets of S&P Global and IHS Markit as of September 30, 2021 and August 31, 2021, respectively. The unaudited pro forma combined condensed financial information does not reflect any operating efficiencies and/or cost savings that S&P Global may achieve with respect to the combined company. Further, there may be additional charges related to integration activities resulting from the merger, the timing, nature and amount of which management cannot identify as of the date of this Current Report on Form 8-K, and thus, such charges are not reflected in the unaudited pro forma combined condensed financial information.

The unaudited pro forma combined condensed financial statements have been developed from and should be read in conjunction with the following historical consolidated financial statements and accompanying notes incorporated by reference herein: (i) the historical consolidated financial statements of the Company and the accompanying notes in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 and (ii) the historical consolidated financial statements of IHS Markit and the accompanying notes in IHS Markit’s Annual Report on Form 10-K for the year ended November 30, 2020 and Quarterly Report on Form 10-Q for the quarter ended August 31, 2021.

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

As of September 30, 2021

(in millions)			Transaction Accounting Adjustments			Pro Forma
	Historical		Conforming	Pro Forma		Combined
	S&P Global	IHS Markit	Adjustments (a)	Adjustments		S&P Global
ASSETS
Current assets:
Cash and cash equivalents	$5,899	$338		$715	(b)	$6,952
Restricted cash	8	—				8
Accounts receivable, net	1,445	858		(43)	(c)	2,260
Deferred subscription costs	—	85	$(85)			—
Assets held for sale	—	1,260		(456)	(c)	804
Prepaid and other current assets	286	118	85	(39)	(c)(d)	450

Total current assets	7,638	2,659	—	177		10,474
Property and equipment, net	256	689		(599)	(e)	346
Right of use assets	462	264				726
Goodwill	3,710	9,445		32,225	(f)	45,380
Other intangible assets, net	1,288	3,143		16,286	(g)	20,717
Deferred income taxes	—	27	(27)			—
Other non-current assets	757	270	27	(3)	(c)	1,051

Total assets	$14,111	$16,497	$—	$48,086		$78,694

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$244	$35		$(9)	(c)	$270
Accrued compensation and contributions to retirement plans	468	189		10	(c)(h)	667
Other accrued expenses	—	405	$(405)			—
Income taxes currently payable	157	40		(11)	(i)	186
Short-term debt	—	236				236
Unearned revenue	2,006	940		(204)	(c)(j)	2,742
Operating lease liabilities	—	56	(56)			—
Other current liabilities	511	—	461			972
Liabilities held for sale	—	148		(41)	(c)	107

Total current liabilities	3,386	2,049	—	(255)		5,180
Long-term debt	4,113	4,645		459	(k)	9,217
Lease liabilities — non-current	508	268				776
Deferred income taxes	129	441		3,931	(c)(l)	4,501
Pension and other postretirement benefits	288	—				288
Other non-current liabilities	586	173		(1)	(c)	758

Total liabilities	9,010	7,576	—	4,134		20,720

Redeemable noncontrolling interest	3,186	13				3,199
Equity:
Common stock	294	5		108	(m)(o)	407
Additional paid-in capital	1,001	7,963		45,027	(m)(n)(o)	53,991
Retained income	14,772	4,069		(4,312)	(b)(c)(o)	14,529
Accumulated other comprehensive (loss) income	(750)	3		(3)	(o)	(750)
Less: common stock in treasury	(13,472)	(3,132)		3,132	(o)	(13,472)

Total equity — controlling interests	1,845	8,908		43,952		54,705

Total equity — noncontrolling interests	70	—				70

Total equity	1,915	8,908		43,952		54,775

Total liabilities and equity	$14,111	$16,497	$—	$48,086		$78,694

See accompanying notes to the unaudited pro forma combined condensed financial statements.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

For the Nine Months Ended September 30, 2021

(in millions, except per share amounts)			Transaction Accounting Adjustments			Pro Forma
	Historical		Conforming	Pro Forma		Combined
	S&P Global	IHS Markit	Adjustments (a)	Adjustments		S&P Global
Revenue	$6,209	$3,482		$(321)	(p)	$9,370
Expenses:
Cost of revenue	—	1,267	$(1,267)			—
Operating-related expenses	1,603	—	1,267	(28)	(q)	2,842
Selling and general expenses	1,157	871	82	30	(r)	2,140
Depreciation	63	170		(118)	(s)	115
Amortization of intangibles	74	277		783	(t)	1,134
Restructuring and impairment charges	—	11	(11)			—
Acquisition-related costs	—	71	(71)			—

Total expenses	2,897	2,667	—	667		6,231
Gain on dispositions	(5)	—				(5)
Other operating expense	—	15	(15)			—

Operating profit	3,317	800	15	(988)		3,144
Other (income) expense, net	(51)	—	15			(36)
Interest expense, net	94	165		(86)	(u)	173

Income before taxes on income	3,274	635	—	(902)		3,007
Provision for taxes on income	747	160		(137)	(v)	770
Equity in loss of equity-method investees	—	6				6

Net income	2,527	469	—	(765)		2,231
Less: net (income) loss attributable to noncontrolling interests	(178)	1				(177)

Net income	$2,349	$470	$—	$(765)		$2,054

Earnings per share attributable to common shareholders:
Net income:
Basic	$9.76	$1.18				$5.80
Diluted	$9.72	$1.17				$5.78
Weighted-average number of common shares outstanding:
Basic	240.8	398.4		(285.3)	(w)	353.9
Diluted	241.7	400.9		(283.7)	(w)	355.5

See accompanying notes to the unaudited pro forma combined condensed financial statements.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

For the Year Ended December 31, 2020

(in millions, except per share amounts)			Transaction Accounting Adjustments			Pro Forma
	Historical		Conforming	Pro Forma		Combined
	S&P Global	IHS Markit	Adjustments (a)	Adjustments		S&P Global
Revenue	$7,442	$4,288		$(492)	(p)	$11,238
Expenses:
Cost of revenue	—	1,590	$(1,590)			—
Operating-related expenses	2,092	—	1,590	(11)	(q)	3,671
Selling and general expenses	1,543	1,128	206	177	(r)	3,054
Depreciation	83	218		(142)	(s)	159
Amortization of intangibles	123	374		1,039	(t)	1,536
Restructuring and impairment charges	—	161	(161)			—
Acquisition-related costs	—	45	(45)			—

Total expenses	3,841	3,516	—	1,063		8,420
Gain on dispositions	(16)	—	(377)			(393)
Other operating income	—	(379)	379			—

Operating profit	3,617	1,151	(2)	(1,555)		3,211
Other (income) expense, net	(31)	—	30			(1)
Interest expense, net	141	236		(115)	(u)	262
Net periodic pension and post-retirement expense	—	32	(32)			—
Loss on extinguishment of debt	279	—				279

Income before taxes on income	3,228	883	—	(1,440)		2,671
Provision for taxes on income	694	13		(219)	(v)	488
Equity in loss of equity method investees	—	1				1

Net income	2,534	869	—	(1,221)		2,182
Less: net (income) loss attributable to noncontrolling interests	(195)	1				(194)

Net income	$2,339	$870	$—	$(1,221)		$1,988

Earnings per share attributable to common shareholders:
Net income:
Basic	$9.71	2.19				$5.62
Diluted	$9.66	2.17				$5.58
Weighted-average number of common shares outstanding:
Basic	241.0	396.8		(284.2)	(w)	353.6
Diluted	242.1	401.5		(281.8)	(w)	356.0

See accompanying notes to the unaudited pro forma combined condensed financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

1.	Nature of Operations and Basis of Presentation

On November 29, 2020, S&P Global and IHS Markit (1) entered into the merger agreement, pursuant to which, subject to the satisfaction or waiver of closing conditions, a subsidiary of S&P Global will merge with and into IHS Markit, with IHS Markit surviving the merger as a wholly owned subsidiary of S&P Global and (2) at the effective time of the merger, each share of IHS Markit issued and outstanding (other than excluded shares and dissenting shares) will be converted into the right to receive 0.2838 fully paid and nonassessable shares of S&P Global common stock (and, if applicable, cash in lieu of fractional shares, without interest), less any applicable withholding taxes.

The preceding unaudited pro forma combined condensed balance sheet as of September 30, 2021 and the unaudited pro forma combined condensed statements of income for the nine months ended September 30, 2021 and the year ended December 31, 2020 were prepared using the acquisition method of accounting and are based on historical consolidated financial statements of S&P Global and IHS Markit. Certain of IHS Markit’s historical amounts have been reclassified to conform to S&P Global’s financial statement presentation, as discussed further in Note 3. The unaudited pro forma combined condensed financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of S&P Global included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 and historical consolidated financial statements and accompanying notes of IHS Markit included in its Annual Report on Form 10-K for the fiscal year ended November 30, 2020 and Quarterly Report on Form 10-Q for the quarter ended August 31, 2021. The unaudited pro forma combined condensed balance sheet gives effect to the merger, and related divestitures, as if they had been completed on September 30, 2021. The unaudited pro forma combined condensed statements of income give effect to the merger, and related divestitures, as if they had been completed on January 1, 2020, the first day of S&P Global’s 2020 fiscal year.

As of the date of this filing, S&P Global has not completed the detailed valuation work necessary to finalize the required estimated fair values and estimated lives of IHS Markit’s assets to be acquired and liabilities to be assumed and the related allocation of purchase price required when applying the acquisition method of accounting. Acquisition accounting requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Fair value measurements recorded in acquisition accounting are dependent upon certain valuation studies of IHS Markit’s assets and liabilities and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments reflect the assets and liabilities of IHS Markit at their preliminary estimated fair values. Differences between these preliminary estimates and the final values in acquisition accounting will occur, and these differences could have a material impact on the accompanying unaudited pro forma combined condensed financial information and the combined company’s future results of operations and financial position. The allocation of the purchase price will be determined after the merger is completed and after completion of an analysis to determine the estimated fair value of IHS Markit’s assets and liabilities and associated tax adjustments.

The merger, divestitures and the related adjustments are described in the accompanying notes to the pro forma financial statements.

The unaudited pro forma combined condensed financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the merger, and related divestitures, occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. In addition, future results may vary significantly from those reflected in such statements due to factors described under “Risk Factors—Merger Risks” in Item 1A. of Part II of our Annual Report on Form 10-K for the year ended December 31, 2020.

Accounting Periods Presented

IHS Markit’s historical fiscal year ends on November 30 and for purposes of the unaudited pro forma combined condensed financial information, its historical results have been presented along with S&P Global’s December 31 fiscal year end as explained below.

Because S&P Global’s and IHS Markit’s fiscal year ends differ by less than 93 days, the unaudited pro forma combined condensed statement of income for the nine months ended September 30, 2021 combines the historical consolidated results of S&P Global for the nine months ended September 30, 2021 and the historical consolidated results of IHS Markit for the nine months ended August 31, 2021. The unaudited pro forma combined condensed statement of income for the year ended December 31, 2020 combines the historical consolidated results of S&P Global for the year ended December 31, 2020 and the historical consolidated results of IHS Markit for the year ended November 30, 2020. The unaudited pro forma combined condensed balance sheet combines the historical consolidated balance sheet for S&P Global as of September 30, 2021 and the historical consolidated balance sheet for IHS Markit as of August 31, 2021.

2.	Calculation of Estimated Merger Consideration and Preliminary Purchase Price Allocation

We currently expect the merger to be completed in the first quarter of 2022, subject to certain closing conditions. There can be no assurance that the merger will be completed, that there will not be a delay in the completion of the merger or that all or any of the anticipated benefits of the merger will be obtained.

S&P Global and IHS Markit have determined that S&P Global is the accounting acquirer in the merger, which will be accounted for under the acquisition method of accounting for business combinations in accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). The allocation of the preliminary estimated purchase price with respect to the merger is based upon management’s estimates of and assumptions related to the fair values of assets to be acquired and liabilities to be assumed as of September 30, 2021, using currently available information. Due to the fact that the unaudited pro forma combined condensed financial statements have been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on the combined company’s financial position and results of operations may differ materially from the pro forma amounts included herein.

The final purchase price allocation for the merger will be performed subsequent to closing and adjustments to estimated amounts or recognition of additional assets acquired or liabilities assumed may occur as more detailed analyses are completed and additional information is obtained about the facts and circumstances that existed as of the closing date of the merger.

The preliminary purchase price allocation is subject to change due to several factors, including but not limited to:

•

changes in the estimated fair value of S&P Global common stock issued as merger consideration to IHS Markit’s shareholders, based on S&P Global’s closing share price at the closing date of the merger, and the number of shares of IHS Markit issued and outstanding at the closing date of the merger, including issued and outstanding shares associated with IHS Markit’s equity plans;

•

changes in the estimated fair value of IHS Markit’s identifiable assets acquired and liabilities assumed as of the closing date of the merger, which could result from S&P Global’s additional valuation analysis, changes in reserve estimates, discount rates and other factors; and

•	“Risk Factors—Merger Risks” in Item 1A. of Part II of our Annual Report on Form 10-K for the year ended December 31, 2020.

The unaudited pro forma combined condensed financial information reflects estimated aggregate merger consideration of $53.1 billion, as calculated below:

(in millions, except for share and per share data)
Equity Consideration
Number of shares of IHS Markit issued and outstanding as of August 31, 2021 *	398,841,378
Exchange ratio	0.2838
Additional shares of S&P Global common stock to be issued as merger consideration	113,191,183
Closing price per share of S&P Global common stock on November 4, 2021*	$462.75
Estimated equity portion of aggregate consideration*	$52,379
Estimated equity consideration related to pre-combination share-based compensation awards*	724

Total equity consideration	$53,103

*

The estimated aggregate consideration has been determined based on the IHS Markit shares issued and outstanding and replacement awards to be issued as of August 31, 2021 and the closing price of S&P Global’s common stock on November 4, 2021, the last practicable date prior to the date of this Current Report on Form 8-K. Pursuant to business combination accounting rules, the final aggregate consideration will be based on the number of IHS Markit shares issued and outstanding (other than IHS Markit shares held in treasury or for which appraisal rights have been perfected pursuant to the Bermuda Companies Act) and the price of S&P Global’s common stock as of the closing date (and, if applicable, cash in lieu of fractional shares and any amount awarded in respect of shares for which appraisal rights have been perfected pursuant to the Bermuda Companies Act, in each case without interest).

The table below provides the common stock price sensitivity analysis for the potential impact of variations to the estimated equity consideration and estimated goodwill:

(in millions, except per share data)
Common Stock Price Sensitivity Analysis	Common Stock Price	Estimated Equity Consideration	Estimated Goodwill
As presented in the unaudited pro forma combined condensed results	462.75	53,103	41,728
A 10% increase in common stock prices	509.03	58,341	46,966
A 30% increase in common stock price	601.58	68,817	57,442
A 10% decrease in common stock price	416.48	47,865	36,490
A 30% decrease in common stock price	323.93	37,389	26,014

The following table summarizes the preliminary estimated fair values of assets acquired and liabilities assumed as if the acquisition occurred on September 30, 2021:

(in millions)
Fair Value
Tangible assets acquired	$3,766
Intangible assets	19,429
Liabilities assumed (excluding debt)	(6,467)
Debt	(5,340)
Noncontrolling interests	(13)

Net assets acquired (b)	11,375
Estimated merger consideration (a)	53,103

Estimated goodwill (a) - (b)	$41,728

The following table sets forth the components of the identifiable intangible assets to be acquired and their preliminary estimated useful lives and the pro forma amortization expense for the nine months ended September 30, 2021 and year ended December 31, 2020:

(in millions)
			Pro Forma Amortization Expense
	Fair Value	Useful Lives	Nine months ended September 30, 2021	Year ended December 31, 2020
Customer relationships	$13,715	20	$514	686
Trade names and trademarks	571	5	86	114
Developed technology	2,286	7	245	327
Databases	2,857	10	215	286

Total Identified Intangible Assets	$19,429		$1,060	$1,413

These preliminary estimates of fair value and weighted average useful life will likely be different from the amounts included in the acquisition accounting upon the completion of the merger, and the difference could have a material impact on the accompanying unaudited pro forma combined condensed financial statements and the combined company’s future results of operations and financial position. Once S&P Global has full access to information about IHS Markit’s intangible assets, additional insight will be gained that could impact (i) the estimated total value assigned to identifiable intangible assets and (ii) the estimated weighted average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to S&P Global only upon access to additional information and/or by changes in such factors that may occur prior to completion of the merger. These factors include, but are not limited to, historical information obtained from IHS Markit, discussions with management and product roadmaps. Increased knowledge about these and/or other elements could result in a change to the estimated fair value of the identifiable intangible assets and/or to the estimated weighted average useful lives from what S&P Global and IHS Markit have assumed in these unaudited pro forma combined condensed financial statements. The combined effect of any such changes could then also result in a significant increase or decrease to S&P Global’s and IHS Markit’s estimates of associated amortization expense.

3.	Pro Forma Adjustments

The pro forma financial statements have been adjusted to reflect reclassifications of IHS Markit’s financial statements to conform to S&P Global’s financial statement presentation, adjustments to historical book values of IHS Markit to their preliminary estimated fair values in accordance with the acquisition method of accounting, the estimated closing price to be paid by S&P Global for the shares of IHS Markit, the assumption of IHS Markit’s debt, estimated direct transaction costs, preliminary estimates for businesses to be divested and the estimated tax impact of pro forma adjustments. As more information becomes available, S&P Global will complete a more detailed review of IHS Markit’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma combined condensed financial statements and the combined company’s future results of operations and financial position. These adjustments include the following:

a.	The following reclassifications were made as a result of the transaction to conform IHS Markit to S&P Global’s presentation:

Unaudited Pro Forma Combined Condensed Balance Sheet as of September 30, 2021:

•	Reclassification of $85 million from Deferred subscription costs to Prepaid and other current assets;

•	Reclassification of $27 million from Deferred income taxes to Other non-current assets;

•	Reclassification of $405 million and $56 million from Other accrued expenses and Operating lease liabilities, respectively, to Other current liabilities.

Unaudited Pro Forma Combined Condensed Statement of Income for the nine months ended September 30, 2021:

•	Reclassification of $1,267 million from Cost of revenue to Operating-related expenses;

•	Reclassification of $11 million from Restructuring and impairment charges and $71 million from Acquisition-related costs to Selling and general expenses;

•	Reclassification of $15 million from Other operating expense to Other (income) expense, net.

Unaudited Pro Forma Combined Condensed Statement of Income for the year ended December 31, 2020:

•	Reclassification of $1,590 million from Cost of revenue to Operating-related expenses;

•	Reclassification of $161 million from Restructuring and impairment charges and $45 million from Acquisition-related costs to Selling and general expenses;

•	Reclassification of $379 million from Other operating income to Gain on Dispositions and Other (income) expense, net for $377 million and $2 million, respectively;

•	Reclassification of $32 million from Net periodic pension and post-retirement expense to Other (income) expense, net.

Pro Forma Adjustments – Combined Condensed Balance Sheet as of September 30, 2021:

b.	To record the following adjustments to cash and cash equivalents:

•

$245 million for the impact of transaction costs directly attributable to the merger (which have not been incurred as of September 30, 2021) and the corresponding adjustment to retained income for the amounts assumed to be paid as of the transaction date.

•

$960 million of after-tax proceeds primarily related to the OPIS divestiture. Estimates of proceeds associated with other divestitures of S&P Global businesses and IHS Markit businesses, which are expected to be completed in connection with the close of the merger between S&P Global and IHS Markit, are not reflected in the combined condensed pro forma balance sheet as no third party evidence has been provided regarding expected sale prices.

c.

To record adjustments to remove the carrying value of certain assets and liabilities related to divestitures expected to be completed in connection with the close of the merger between S&P Global and IHS Markit.

d.	To record the adjustment to remove IHS Markit’s historical deferred commission costs of $37 million that establishes intangible assets for acquired customer relationships. See adjustment 3(g) below.

e.

To record the adjustment to remove IHS Markit’s carrying value of capitalized software of $599 million that will be remeasured and characterized as acquired developed technology that will be included among the identified intangible assets described in adjustment 3(g) below establishing identified intangible assets acquired as part of the purchase price allocation.

f.

To record the adjustment to remove IHS Markit’s historical goodwill of $9.4 billion and record goodwill associated with the combination of $41.7 billion estimated as a result of the preliminary purchase price allocation described in Note 2. The adjustment to goodwill also reflects an adjustment to remove preliminary estimates of goodwill associated with expected divestitures of S&P Global businesses.

g.

To record the adjustment to remove IHS Markit’s historical intangible assets of $3.1 billion and record intangible assets associated with the combination of $19.4 billion estimated as a result of the preliminary purchase price allocation described in Note 2.

h.	To record an accrual of $8 million for the estimated unpaid portion of the S&P Global non-recurring retention bonuses attributable to the merger agreement.

i.	To record the reduction in income taxes currently payable of $11 million related to non-recurring transaction costs and retention payments which are currently deductible.

j.	To adjust IHS Markit’s deferred revenue to a preliminary fair value of $823 million.

k.	To record the fair value adjustment to increase IHS Markit’s debt by $459 million.

l.

To record an increase to deferred tax liabilities based on the blended foreign, federal and state statutory rate of approximately 27% multiplied by the fair value adjustments related to the assets acquired and liabilities assumed. These adjustments are based on estimates of the fair value of IHS Markit’s assets to be acquired, liabilities to be assumed, and the related purchase price allocations. These estimates are subject to further review by S&P Global’s and IHS Markit’s respective managements, which may result in material adjustments to deferred taxes with an offsetting adjustment to goodwill.

The constituent parts of the adjustment for net deferred tax liabilities are as follows:

(in millions)
Record net deferred tax liabilities for:
Fair market value adjustment increasing IHS Markit intangibles	$4,373
Fair market value adjustment decreasing IHS Markit capitalized software	(153)
Fair market value adjustment decreasing IHS Markit deferred commission costs	(9)
Fair market value adjustment decreasing IHS Markit deferred revenue	24
Fair market value adjustment increasing IHS Markit debt	(123)
Removal of IHS Markit’s existing deferred tax liability for goodwill	(184)

Total net deferred tax adjustment	$3,928

m.	To reflect the $1.00 par value of S&P Global common stock issued in exchange for each share of IHS Markit issued and outstanding resulting in an increase to common stock of $113 million.

n.	To record the estimated increase in additional paid-in capital of $53 billion for the estimated merger consideration.

o.	To record the elimination of IHS Markit’s historical equity balances to arrive at an unaudited pro forma combined condensed balance sheet.

Pro Forma Adjustments – Combined Statements of Income for the nine months ended September 30, 2021 and year ended December 31, 2020:

p.	To record adjustments to revenue of $321 million and $492 million for the nine months ended September 30, 2021 and year ended December 31, 2020, respectively, to reflect:

•	the removal of revenue associated with the expected divestitures of $321 million and $402 million for the nine months ended September 30, 2021 and year ended December 31, 2020, respectively.

•

a reduction of revenue of $90 million, for the year ended December 31, 2020, related to the estimated fair value of the acquired deferred revenue and the customer contract asset. The fair value of acquired deferred revenues has been adjusted to reflect a value equal to the costs to fulfill the performance obligation plus an appropriate profit margin. The historical carrying amounts of IHS Markit’s deferred revenues results in a discount to the recorded deferred revenue that will be subsequently recognized as a reduction to revenues.

q.	To record adjustments to operating-related expenses of $28 million and $11 million for the nine months ended September 30, 2021 and year ended December 31, 2020, respectively, to reflect:

•

the removal of direct operating expenses of $64 million and $84 million for the nine months ended September 30, 2021 and year ended December 31, 2020, respectively, related to the expected divestitures.

•

the incremental estimated stock-based compensation expense related to the unvested portion of IHS Markit’s RSUs and PSUs of $36 million and $73 million for the nine months ended September 30, 2021 and year ended December 31, 2020, respectively, reflecting the increase in value as if the transaction occurred as of January 1, 2020 reflecting the current stock price and the performance targets of the awards pursuant to the merger agreement.

r.	To record adjustments to selling and general expenses of $30 million and $177 million for the nine months ended September 30, 2021 and year ended December 31, 2020, respectively, to reflect:

•

the removal of direct selling and general expenses of $45 million and $65 million for the nine months ended September 30, 2021 and year ended December 31, 2020, respectively, related to the expected divestitures.

•

the incremental estimated stock-based compensation expense of $81 million and $171 million for the nine months ended September 30, 2021 and year ended December 31, 2020, respectively, related to the unvested portion of IHS Markit’s RSUs and PSUs, reflecting the increase in value as if the transaction occurred as of January 1, 2020 reflecting the current stock price and the performance targets of the awards pursuant to the merger agreement.

•

the incremental impact of a consulting agreement with IHS Markit’s Chief Executive Officer of $12 million for the year ended December 31, 2020, respectively, recognized on a straight-line basis over the term of the consulting agreement.

•

S&P Global and IHS Markit non-recurring retention bonuses of $67 million for the year ended December 31, 2020, which are directly attributable to the merger agreement. Severance and other integration related restructuring costs have not been reflected in these unaudited pro forma combined condensed financial statements given the preliminary nature of these anticipated actions.

•

the reduction to the deferred commission expense for IHS Markit of $6 million and $8 million for the nine months ended September 30, 2021 and year ended December 31, 2020, respectively, reflecting the revaluation of the customer acquisition costs.

s.	To record the reduction in depreciation expense related to (i) the removal of depreciation expense associated with expected divestitures and (ii) the elimination of capitalized software.

t.

To eliminate the historical amortization expense (including amortization expense associated with expected divestitures) and to record the estimated amortization expense related to the intangible assets to be acquired.

u.	To record the adjustment to interest expense associated with the increase in IHS Markit’s debt to fair value with which this premium is amortized over the weighted-average remaining life of the debt.

v.

To record the income tax effect of the pro forma adjustments, based on a blended foreign, federal, and state statutory rate of approximately 23%. Also, to reflect additional tax costs associated with IHS Markit’s operations within the S&P Global structure of approximately $76 million and $112 million for the nine months ended September 30, 2021 and year ended December 31, 2020, respectively. Tax expense for the nine months ended September 30, 2021 and year ended December 31, 2020 is reduced for the expected divestitures. The effective tax rate of the combined company could be significantly different than what is presented in these unaudited pro forma financial statements depending on post-acquisition activities, including legal entity restructuring, repatriation decisions, and the geographical mix of taxable income.

w.

To reflect (i) the elimination of IHS Markit’s basic and diluted shares outstanding and (ii) the assumed issuance of basic and diluted common shares as a result of the merger calculated by multiplying IHS Markit’s basic and diluted common shares outstanding by the 0.2838 exchange ratio.

(in millions, except for share and per share data)
	Nine months ended September 30, 2021		Year ended December 31, 2020
	Basic Shares Outstanding	Diluted Shares Outstanding	Basic Shares Outstanding	Diluted Shares Outstanding
Weighted-average outstanding
S&P Global weighted-average outstanding	240.8	240.8	241.0	241.0
IHS Markit weighted-average outstanding	398.4	398.4	396.8	396.8

Combined weighted-average outstanding	639.2	639.2	637.8	637.8

Elimination of IHS Markit’s historical weighted average-outstanding	(398.4)	(398.4)	(396.8)	(396.8)
Record new issuance of S&P Global common stock at 0.2838 exchange ratio	113.1	113.1	112.6	112.6
S&P Global diluted securities	N/A	0.9	N/A	1.1
IHS Markit diluted securities converted at 0.2838 exchange ratio	N/A	0.7	N/A	1.3

Net pro forma adjustments	(285.3)	(283.7)	(284.2)	(281.8)

Pro forma combined weighted-average outstanding	353.9	355.5	353.6	356.0

Pro forma net income	$2,054	$2,054	$1,988	$1,988
Pro forma earnings per share	$5.80	$5.78	$5.62	$5.58